EXHIBIT 99.1

20 North Broadway Oklahoma City, Oklahoma 73102-8260	Telephone: (405) 235-3611 Fax: (405) 552-4667
NEWS RELEASE

Investor contact:	Zack Hager (405) 552-4526

Media contact:	Brian Engel (405) 228-7750
DEVON ENERGY UPDATES 2005 ESTIMATES AND PROVIDES
2006 SUMMARY FORECASTS
OKLAHOMA CITY — December 6, 2005 — Devon Energy Corporation (NYSE:DVN) today provided revised estimates of its 2005 oil and gas production, capital expenditures and reserve additions. The company also provided summary forecasts of 2006 production, capital expenditures and reserve additions. Devon will provide more detailed forecasts for 2006 in early February.
Estimated 2005 Reserve Additions Exceed Forecasts
     Devon estimates that its additions to proved reserves in 2005 will be 410 million to 420 million barrels of oil equivalent (Boe). This exceeds the company’s previous estimate of 360 million to 390 million Boe. Devon confirmed its previous estimate that it will produce about 216 million Boe in 2005 from properties retained after its 2005 divestiture program. Estimated 2005 production was reduced by approximately five million Boe because of hurricanes. Drill-bit capital for 2005 is estimated at $3.9 billion to $4 billion.
     “We have had a terrific year with the drill-bit,” said Devon’s President, John Richels. “We previously estimated that we would add up to 390 million Boe, but we now expect to book as much as 420 million Boe, at very attractive unit costs. These additions would significantly exceed our expected 2005 production from retained properties of 216 million Boe. Reserve additions are coming from across Devon’s high quality oil and gas property base and include about 100 million barrels of additions from our Jackfish project in the Canadian oil sands.”
2006 Reserve Growth and Increased 2007 Production Expected
     The company also expects to post strong reserve growth in 2006. Devon forecasts proved reserve additions of 410 million to 440 million Boe in the coming year. Devon’s 2006 forecast of reserve additions represents a significant increase over the company’s previous forecast. Drill-bit capital for 2006 is forecast at $4.5 billion to $4.7 billion. Company-wide 2006 production is forecasted to be between 215 million and 219 million Boe. This excludes about three million Boe suspended because of hurricane-related damage. The increase in drill-bit capital is a result of additional exploration and development opportunities coupled with industry-wide cost pressures.

     “With the exception of the impact of hurricanes, our 2006 production forecast is largely in line with the long-range projections we provided in late 2004,” added Richels. “Furthermore, our 2007 production forecast of 232 to 236 million Boe significantly exceeds the 225 million Boe forecast that we provided last year. Our strong reserve additions in 2004, 2005 and 2006 are leading to this expected production growth in 2007 and beyond.”
Summary Forecasts

	$ Billions	Millions of Oil Equivalent Barrels (MMBoe)
	Drill - Bit	Reserve	Retained	Divested
Year	Capital (1)	Additions (2)	Production (3)	Production
2005	3.9 - 4.0	410 - 420	216	10
2006	4.5 - 4.7	410 - 440	215 - 219	—

Notes to the table above:

(1)	Drill-bit Capital includes exploration and development expenditures, plugging and abandonment charges and capitalized interest and general and administrative costs. The 2005 drill-bit capital also includes approximately $200 million for the Iron River acreage acquisition in Canada. Marketing and midstream capital is excluded.

(2)	Reserve Additions include performance revisions but exclude revisions due to changes in oil, natural gas and natural gas liquids prices.

(3)	Retained Production excludes production from properties divested by Devon in 2005. Estimates of 2005 and 2006 production have also been reduced by approximately five million Boe and three million Boe, respectively, due to the impact of hurricanes.
     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning forecasts, estimates, expectations and objectives for future operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future production, reserve additions and capital expenditures are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

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